EXHIBIT 99

AGREEMENT FOR JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Ohio Valley Banc Corp., an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.

OHIO VALLEY BANC CORP.
EMPLOYEES' STOCK OWNERSHIP PLAN

               By:           The Ohio Valley Bank Company, Trustee

February 10, 2011                                By:           /s/ Richard D. Scott – VP, Trust
Date                                                                                                                        Richard D. Scott – VP, Trust

               THE OHIO VALLEY BANK COMPANY

February 10, 2011                                By:           /s/ Scott W. Shockey – CFO
Date                                                                                                                        Scott W. Shockey - CFO